UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to Rule 14a-12

INNSUITES HOSPITALITY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2015 Annual Meeting of Shareholders of InnSuites Hospitality Trust will be held at the InnSuites Hospitality Trust corporate offices located at 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020 (phone: 602-944-1500) on Tuesday, December 22, 2015, at 10:00 A.M., local time, for the purpose of considering and acting upon the following matters:

1.	The election of the Trustees named in this proxy statement and recommended by the Board of Trustees to hold office until the 2018 Annual Meeting of Shareholders and until their respective successors shall be duly elected and qualified (listed as Proposal No. 1 on the Proxy Card);

2.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of the Trust of record at the close of business on November 24, 2015 are entitled to vote at the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Trustees

/s/ MARC E. BERG
Phoenix, Arizona	Secretary
November 30, 2015

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on December 22, 2015:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended January 31, 2015 are available at our Internet website at www.innsuitestrust.com.

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InnSuites Hotels Centre

1625 E. Northern Avenue, Suite 105

Phoenix, Arizona 85020

PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Board of Trustees of InnSuites Hospitality Trust for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, December 22, 2015, and any adjournments or postponements thereof. In addition to the solicitation of proxies by mail, our Trustees, officers and regular employees may also solicit the return of proxies by regular or electronic mail, telephone or personal contact, for which they will not receive additional compensation. We will pay all costs of soliciting proxies and will reimburse brokers or other persons holding our Shares of Beneficial Interest (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on November 24, 2015 (the record date) will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. As of that date, there were 8,762,819 Shares issued and outstanding. Each outstanding Share is entitled to one vote on all matters that properly come before the Annual Meeting. A majority of the issued and outstanding Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted “FOR” the election of each of the Trustee nominees named herein, and in the discretion of the persons voting the Shares represented by proxies if any other business properly comes before the meeting. The election of each Trustee requires the affirmative vote of the holders of at least a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.

Abstentions, but not broker non-votes, will be tabulated in determining the votes present at the Annual Meeting for purposes of determining a quorum. If your Shares are held in street name and you do not provide voting instructions to the brokerage firm that holds your shares, the brokerage firm can, in its discretion, vote your uninstructed Shares only on matters on which it is permitted to exercise authority (“routine” matters). A broker non-vote occurs when a broker, bank or other holder of record holding Shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item, or chooses not to vote, and has not received instructions from the beneficial owner. Brokers may not exercise their discretion to vote uninstructed Shares for the election of the Trustees because these matters are not considered routine. Therefore, if your Shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your Shares to be voted on the election of the Trustees. On Proposal No. 1, abstentions will have the same effect as votes against a Trustee, as each abstention will be one less vote for the Trustee nominee. Broker non-votes will have no effect on the election of Trustees.

This proxy statement and the accompanying form of proxy are first being mailed to our shareholders on or about December 2, 2015. We are also mailing with this proxy statement our Annual Report to Shareholders for the fiscal year ended January 31, 2015.

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same Shares, by giving notice in writing to our Secretary, or by voting your Shares in person at the Annual Meeting (but your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

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Electronic Access to Future Proxy Materials

If you are a registered shareholder and would like to reduce the costs incurred by us in mailing proxy materials, you may consent to accessing all future shareholder communications (e.g., proxy materials, annual reports and interim communications) over the Internet instead of receiving copies in the mail. If you choose electronic access to future shareholder communications, we will discontinue mailing future shareholder communications to you but you will receive a proxy card in the mail with instructions containing the Internet address to access shareholder communications. If you provide your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you provide your consent, it will remain in effect until you inform us otherwise. If your Shares are held through a bank, broker, trustee or another nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

Election of Trustees

(Proposal No. 1 on the Proxy Card)

At the Annual Meeting, two Trustees (Marc E. Berg and Ronnie Chase) will stand for election as Trustees to three-year terms expiring at the 2018 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Larry Pelegrin, who has served as a Trustee of the Trust since August 2005, is not being renominated for re-election and his term as Trustee will end at the Annual Meeting. The Governance and Nominating Committee identified Mr. Chase as a Trustee candidate by a recommendation from the Chief Executive Officer. Mr. Berg has been a Trustee since January 30, 1998 and is standing for re-election at the Annual Meeting.

Unless a shareholder requests that a proxy be voted against either of the nominees for Trustees in accordance with the instructions set forth on the proxy card, Shares represented by proxies solicited hereby will be voted “FOR” the election of Messrs. Berg and Chase as Trustees. Both nominees have consented to being named in this proxy statement and to serve if elected. Should either nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event that the Board of Trustees does not currently expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for substitute nominee(s) in their discretion.

Our Board of Trustees currently has seven members and is divided into three classes, as follows:

●	three Trustees in the class whose terms expire at the 2017 Annual Meeting of Shareholders;

●	two Trustees in the class whose terms expire at the 2016 Annual Meeting of Shareholders; and

●	two Trustee in the class whose term expires at the 2015 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his or her successor is duly elected and qualified. The Board of Trustees has determined that Mr. Chase, the new nominee for Trustee, as well as Messrs. Kutasi, Pelegrin (whose term will not continue following the Annual Meeting) and Robson and Ms. Ketcherside, which constitutes a majority of the Board of Trustees, are “independent” as defined by the NYSE MKT listing standards and the SEC’s rules for the purposes of serving on the Board of Trustees and each committee of which they are members. Messrs. Berg and Wirth and Ms. Barnhill are our executive officers and are not independent. Except as described under “Certain Transactions” below, there were no transactions, relationships or arrangements in fiscal year 2015 that required review by the Board for purposes of determining Trustee independence.

We request that all of our Trustees attend our Annual Meetings of Shareholders. All Trustees were present at the 2014 Annual Meeting of Shareholders. All incumbent Trustees attended 100% of the meetings held by the Board of Trustees and the Committees on which the Trustee served during fiscal year 2015. In addition, the independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Our Board of Trustees recommends that you vote “FOR” the election of Mr. Berg and Mr. Chase as Trustees.

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Board of Trustees and Executive Officers

Nominees, Trustees and Executive Officers

The biographies of Messrs. Berg and Chase, each of the Trustees whose terms will continue after the Annual Meeting, and our current executive officers are set forth below. The information concerning our Trustee nominees, continuing Trustees and executive officers set forth below is based in part on information received from the respective Trustee nominees, continuing Trustees and executive officers and in part on our records. The information below sets forth the name, age, term of office, outside directorships and principal business experience for each Trustee nominee, continuing Trustee and executive officer of the Trust and includes the specific experience, qualifications, attributes and skills that led to the conclusion that each Trustee nominee and Trustee should serve on our Board of Trustees, in light of the Trust’s business and structure.

Nominees Whose Terms, if Elected, Will Expire in 2018	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since

Marc E. Berg	63

Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999. Vice President – Acquisitions and Dispositions of the Trust from December 16, 1998 to February 10, 1999. Consultant to InnSuites Hotels since 1989.

Mr. Berg has in-depth familiarity with the operations of the Trust and extensive experience in property acquisitions. In addition, Mr. Berg has served on our Board for over 17 years.

			January 30, 1998

Jessie Ronnie Chase (7)	65

President and owner of Park Avenue Investments, a real estate investment firm since 2000 and also has been a Special Education on-call Teacher with the Phoenix Unified School District since 1993. From 1993 – 2003, Mr. Chase provided investor and management expertise to InnSuites Hotels, a subsidiary of the Trust.

With over 35 years of real estate investment and hospitality experience, including experience managing a variety of real estate assets, we believe that Mr. Chase will provide our Board with wide-ranging and in-depth experience in hotel management companies, technology and operations.

			Nominee

Trustees Whose Terms Expire in 2017

Pamela J. Barnhill	41

Vice Chairperson of the Board of Trustees since March 24, 2014 and President and Chief Operating Officer of the Trust since February 1, 2012. Ms. Barnhill joined the Trust in 2002 as General Manager and progressed with the Trust through roles in revenue management, operations, sales and trademark licensing. Prior to joining the Trust, Ms. Barnhill’s career included roles with Motorola Semiconductor, Franchise Finance Corporation of America (FFCA) and Pittiglio, Rabin, Todd & McGrath (PRTM) Management Consulting. She has served as a Board Member for the Independent Lodging Industry Association since 2011. She earned a Masters of Business Administration (MBA) from Carnegie Mellon University, and a Bachelor of Arts in Economics and Mathematics cum laude with honors from the University of Arizona.

Ms. Barnhill has extensive knowledge and expertise in sales, marketing and our operations. As President of the Trust and leading the IBC Hotels efforts, Ms. Barnhill brings a unique perspective to our Board of Trustees.

			March 24, 2014

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Cynthia Ketcherside(1)(2)(6)	56

Ms. Ketcherside has more than 25 years of executive management experience, which has evolved from sales and marketing management positions into the position as President and Chief Executive Officer of Ms. Ketcherside’s family business, in which role she oversaw the operations and negotiated the sale of the business to a national company. Since September 2011, Ms. Ketcherside has served as Director of Business Development for Vantage Mobility International, a manufacturer of wheelchair van conversions. Prior to Vantage Mobility International, Ms. Ketcherside was the Executive Director and Chief Executive Officer of notMYkid, a non-profit organization. From January 2005 – February 2010, Ms. Ketcherside was Managing Director of JC’s Glass, a family business which was sold to IGD Industries – Safelite.

Ms. Ketcherside’s sales and marketing expertise is valuable to us in growing IBC Hotels.

		March 24, 2014

Steven S. Robson(1)(2)(3)(5)	59

Owner of Scott Homes, residential real estate developers.

Mr. Robson has strategic leadership and residential real estate development experience as well as experience in negotiating complex transactions and maintaining mission, vision and values. In addition, Mr. Robson has served on our Board for more than 15 years.

		June 16, 1998

Trustees Whose Terms Expire in 2016

Leslie (Les) T. Kutasi(1)(2)(3)(4)(6)	65

Founder and President of Trend-Tex International, a multi-line textile sales and marketing company, since 2000. In 1996, Mr. Kutasi founded Pacesetter Fabrics, LLC, a start-up textile importer and converter, and served as its Chief Executive Officer until 2000. Prior to that, he served as President of California Textile Sales from 1990 to 1996 and Director of Sales of Lorber Industries from 1988 to 1989. Mr. Kutasi has been a member of World Presidents Organization Inc. (WPO Arizona) since 2006.

Mr. Kutasi has more than 35 years of residential real estate and investment experience that is valuable to our Board.

		January 31, 2013

James F. Wirth	69

Chairman and Chief Executive Officer of the Trust since January 30, 1998, also serving as President of the Trust until February 1, 2012. Manager and primary owner (together with his affiliates) of Rare Earth Financial, L.L.C. and affiliated entities, owners and operators of hotels, since 1980.

Mr. Wirth has significant real estate and hotel industry experience and extensive experience with the Trust. He also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests. In addition, Mr. Wirth has served on our Board for over 15 years.

		January 30, 1998

1 Member of the Audit Committee.

2 Member of the Compensation Committee.

3 Member of the Governance and Nominating Committee.

4 Mr. Pelegrin currently serves as Chair of the Audit Committee. After the 2015 Annual Meeting, Mr. Kutasi will become the Chair of the Audit Committee will become the Audit Committee financial expert.

5 Chair of the Compensation Committee.

6 Chair of the Governance and Nominating Committee. After the completion of the 2015 annual meeting, it is anticipated that Ms. Ketcherside will become the Chairperson of the Governance and Nominating Committee.

7 Upon his election to the Board, Mr. Chase is expected to join the Governance and Nominating Committee.

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Other Executive Officers

Adam B. Remis, MSIM, CPA, CISA	Chief Financial Officer of the Trust since March 18, 2013. Mr. Remis has almost 20 years of combined accounting, audit, tax and technology consulting experience. His clients have included Palm, Pioneer North America, Meritage Homes, Mesa Airlines, Choice Hotels and InnSuites. From September 2008 to March 2013, Mr. Remis served as Senior Manager at Khalsa McBrearty Accountancy, LP, where he managed financial audit and tax compliance engagements. From April 2006 to September 2008, he served as Director of Technology – Internal Audit at American Express, leading a team of auditors to review information systems and technology infrastructure controls, and from 2002 to April 2006, Mr. Remis was Engagement Manager at Jefferson Wells, where he managed Sarbanes-Oxley engagements. Prior to that, he was at Deloitte & Touche. Mr. Remis has a Master of Science in Information Management from Arizona State University and a Bachelor of Science degree in Quantitative Economic Decision Sciences from the University of California, San Diego. In February 1997, Mr. Remis became a CPA and was admitted to practice in the State of Arizona. He also holds a Certified Information Systems Auditor (CISA) certification from the Information Systems Audit and Controls Association (ISACA). Mr. Remis has previously served as President of the local Arizona chapter of ISACA and continues to serve as a member of its Board of Directors. Age: 47.

Ms. Barnhill, our Vice-Chairman of the Board, President and Chief Operating Officer, is Mr. Wirth’s daughter. There are no other family relationships that require disclosure pursuant to the SEC’s rules, and none of our Trustees, Trustee nominees or executive officers were nominated, elected or appointed to their positions pursuant to any arrangement or understanding between them and any other person.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as our Trustees primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and our management and shareholders. Nominees for Trustees are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all of our shareholders, and the needs of the Board of Trustees. In accordance with its charter, the Governance and Nominating Committee discusses diversity of experience as one of many factors in identifying nominees for Trustee, but does not have a policy of assessing diversity with respect to any particular qualities or attributes. Two of the current Trustees are women but the Governance and Nominating Committee has not identified any specific attributes that the Committee would desire to diversify on the Board. In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria. The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve. Our Board of Trustees is satisfied that the backgrounds and qualifications of our Trustees, considered as a group, provide a mix of experience, knowledge and abilities that allows our Board to fulfill its responsibilities.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees. A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Les Kutasi, Chairman of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Leadership Structure of the Board of Trustees

Mr. Wirth, our Chief Executive Officer, currently serves as Chairman of the Board, and Ms. Barnhill, our President and Chief Operating Officer, serves as Vice Chairperson of the Board. Our Second Amended and Restated Declaration of Trust, as amended, provides that the Trustees shall annually elect a Chairman who shall be the principal officer of the Trust. Mr. Wirth has served as Chairman of our Board of Trustees and our Chief Executive Officer since January 30, 1998. Our Board of Trustees has determined that the Trust has been well-served by this structure of combined Chairman and Chief Executive Officer positions and that this structure facilitates strong and clear leadership, with a single person setting the tone of the organization and having the ultimate responsibility for all of the Trust’s operating and strategic functions, thus providing unified leadership and direction for the Board of Trustees and the Trust’s executive management. Our Chairman also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests.

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As a result of the Board’s ongoing efforts around Board succession planning and effectiveness, in March 2014, the Board appointed Ms. Barnhill to the newly created position of Vice Chairperson of the Board. In this role, Ms. Barnhill presides over Board meetings in the event that the Chairman is not present. Ms. Barnhill also participates in the Board and committee agenda review process, as well as in the Board’s efforts regarding overall Board effectiveness and Board succession planning. As President and Chief Operating Officer of the Trust and leading the IBC Hotels efforts, Ms. Barnhill brings a unique perspective to the Board. We recognize that our Board leadership structure is somewhat unique but we believe that it is the right structure for the Trust at this time.

The Trust does not have a lead independent Trustee, but receives strong leadership from all of its members. Our Board Committees consist of only independent members, and our independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management. In addition, our Trustees take active and substantial roles in the activities of our Board of Trustees at the full Board meetings. Our Trustees are able to propose items for Board meeting agendas, and the Board’s meetings include time for discussion of items not on the formal agenda. Our Board believes that this open structure, as compared to a system in which there is a designated lead independent trustee, facilitates a greater sense of responsibility among our Trustees and facilitates active and effective oversight by the independent Trustees of the Trust’s operations and strategic initiatives, including any risks.

The Board’s Role in Risk Oversight

Our management devotes significant attention to risk management, and our Board of Trustees is engaged in the oversight of this activity, both at the full Board and at the Board Committee level. The Board’s role in risk oversight does not affect the Board’s leadership structure. However, our Board’s leadership structure supports such risk oversight by combining the Chairman position with the Chief Executive Officer position (the person with primary corporate responsibility for risk management).

Our Board’s role in the Trust’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory and strategic risks. The Board of Trustees requires management to report to the full Board (or an appropriate Committee) on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management. The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. In addition, pursuant to its charter, the Audit Committee is tasked with reviewing with the Trust’s counsel major litigation risks as well as compliance with applicable laws and regulations, discussing with management its procedures for monitoring compliance with the Trust’s code of conduct, and discussing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust.

Our Board also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives. The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of our Board, management has implemented a variety of processes, procedures and controls to address these risks.

Communications with the Board of Trustees

Shareholders and other interested parties who wish to communicate with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is an “Interested Party-Board of Trustees Communication.” The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention. Trustees may at any time review a log of all correspondence received by us that is addressed to members of the Board of Trustees and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions. We have posted our Code of Ethics on our website at www.innsuitestrust.com. We intend to satisfy all SEC and NYSE MKT disclosure requirements regarding any amendment to, or waiver of, the Code of Ethics relating to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website unless the NYSE MKT requires a Form 8-K. In addition, we have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and Trustees. It is also available on our website at www.innsuitestrust.com.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial holders of more than 10% of our Shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. The SEC has established specific due dates for these reports, and we are required to disclose in this proxy statement any late filings or failures to file.

Messrs. Kutasi’s, Pelegrin’s and Robson’s and Ms. Ketcherside’s Forms 4 filed on April 10, 2014 and reporting grants of restricted Shares as Trustee compensation, and Ms. Barnhill’s previously reported Form 4 filed on April 10, 2014 and reporting 12 purchases on behalf of Ms. Barnhill’s minor children, were inadvertently filed untimely. Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from reporting persons that no additional reports were required, we believe that all our Trustees, executive officers and beneficial holders of more than 10% of the Shares complied with all Section 16(a) filing requirements during the fiscal year ended January 31, 2015, except as set forth above.

Board Committees

All incumbent Trustees attended 100% of the aggregate number of meetings held by the Board of Trustees and the Committees on which the Trustee served during fiscal year 2015. The Board of Trustees met 5 times during the fiscal year ended January 31, 2015. The independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including reviewing the scope and results of audit and non-audit services. The Audit Committee also reviews internal accounting controls and assesses the independence of our auditors. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding accounting or auditing matters. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Audit Committee met five times during fiscal year 2015.

All members of the Audit Committee are “independent,” as such term is defined by the SEC’s rules and the NYSE MKT’s listing standards. [The Board of Trustees has determined that Mr. Chase, if elected as Trustee, will be considered “independent” and will serve on the Audit Committee. The Board of Trustees has also determined that Leslie Kutusi will qualify as an “audit committee financial expert” under applicable SEC rules. We have posted our Amended and Restated Audit Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements included in the Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 with the management of the Trust. In addition, the Audit Committee has discussed with Semple, Marchal & Cooper, LLP (“Semple, Marchal & Cooper”), the independent registered public accounting firm of the Trust, the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also received and reviewed the written disclosures and the letter from Semple, Marchal & Cooper required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Semple, Marchal & Cooper its independence from the Trust, including the compatibility of any non-audit services with Semple, Marchal & Cooper’s independence. The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit services.

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Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust’s Annual Report for the fiscal year ended January 31, 2015.

By the Audit Committee of the Board of Trustees:

Larry Pelegrin, Chairman

Steven S. Robson

Les T. Kutasi

Cynthia Ketcherside

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all of our other officers, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering our 1997 Stock Incentive and Option Plan. A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in this proxy statement under “Compensation of Trustees and Executive Officers – Executive Compensation Overview.” The Compensation Committee met five times during fiscal year ended January 31, 2015.

All members of the Compensation Committee are “independent,” as such term is defined by the SEC’s rules and the NYSE MKT’s listing standards. We have posted our Amended and Restated Compensation Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

By the Compensation Committee of the Board of Trustees:

Steven S. Robson, Chairman

Larry Pelegrin

Les T. Kutasi

Cynthia Ketcherside

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending Committee members for appointment by the Board of Trustees. See “Board of Trustees and Executive Officers – Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated. The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by the NYSE MKT and the SEC. The Governance and Nominating Committee met three times during fiscal year ended January 31, 2015.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by the SEC’s rules and NYSE MKT listing standards. We have posted our Governance and Nominating Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

By the Governance and Nominating Committee of the Board of Trustees:

Les T. Kutasi, Chairman

Steven S. Robson

Larry Pelegrin

Cynthia Ketcherside

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Compensation of Trustees and Executive Officers

The following overview relates to the compensation of our executive officers listed in the Summary Compensation Table set forth below during fiscal year 2015.

Overview of the Compensation Committee

The Compensation Committee of the Board of Trustees currently consists of four independent Trustees. The Committee sets the principles and strategies that serve to guide the design of the compensation programs for our executive officers. The Committee annually evaluates the performance of our Chief Executive Officer, Chief Financial Officer, Executive Vice President and our President and Chief Operating Officer (our executive officers). Taking into consideration the factors set forth below, the Committee then approves their compensation levels, including any bonuses. The Committee does not use an independent compensation consultant to assist it with its responsibilities. The Committee does consider input from the Chief Executive Officer when determining compensation for the other executive officers. As selected by a majority of our shareholders, the Board of Trustees has resolved to include a shareholder vote on the compensation of executives in our proxy materials every three years until the next required vote on the frequency of shareholder votes on the compensation of executives. The next “say-on-pay” vote will occur at our 2016 Annual Meeting of Shareholders.

Compensation Philosophy and Objectives

Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance our ability to recruit and retain qualified management and other personnel. In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust. The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

Compensation for our executive officers has two main monetary components, salary and bonus, as well as a benefits component. Any bonus generally consists of cash. This decision was a result of discussions with our executive officers regarding the sufficiency of our executive officers’ current Share ownership and the restrictions upon transfer of Shares held by our executive officers due to their affiliate status.

Our compensation program does not rely to any significant extent on broad-based benefits or perquisites. The benefits offered to our executive officers are those that are offered to all of our full-time employees. We do not offer our executive officers any perquisites.

Our management and the Compensation Committee work in a cooperative fashion. Management advises the Compensation Committee on compensation developments, compensation packages and our overall compensation program. The Compensation Committee then reviews, modifies, if necessary, and approves the compensation packages for our executive officers.

Elements of Compensation

In setting the compensation for each executive officer, the Compensation Committee considers (i) the responsibility and authority of each position relative to other positions within the Trust, (ii) the individual performance of each executive officer, (iii) the experience and skills of the executive officer, and (iv) the importance of the executive officer to the Trust.

Base Salary and Discretionary Cash Bonuses

We pay base salaries to our executive officers in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the executive officer’s skills, the demands of his or her position and the relative size of the Trust. In establishing base salaries for our executive officers, the Compensation Committee considers our overall performance and the performance of each individual executive officer, as well as market forces and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult projects. Additionally, the Compensation Committee takes into account the relative salaries of the executive officers and determines what it believes are appropriate compensation level distinctions between and among the executive officers, including between the Chief Executive Officer and the Chief Financial Officer and among the other executive officers. Although the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates, the performance of our Shares or our financial performance and the annual salaries determined by the Compensation Committee for any of our executive officers. No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination based upon the experience of its members and the recommendations of our management.

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Based upon a review of Mr. Wirth’s performance and upon the recommendation of the Compensation Committee, for fiscal years 2015 and 2014, Mr. Wirth’s annual base salary remained set at $153,000. The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth. The Compensation Committee does consider Mr. Wirth’s substantial Share ownership when setting his base salary. During fiscal years 2015 and 2014, Mr. Wirth voluntarily reduced his salary to $64,908 and $90,818, respectively, in both cases by reducing the number of hours worked per year due to the economic environment.

For fiscal year 2014 through February 22, 2013, the Compensation Committee set the base salary for Ms. Barnhill, our Vice Chairperson, President and Chief Operating Officer, at $100,000. On February 23, 2013, the Compensation Committee set the base salary for Ms. Barnhill at $120,000 plus a minimum first year only discretionary bonus of $5,000 in recognition of her additional responsibilities, which include continuation of work to increase hotel operations, including continued emphasis on revenue management, cost control and all areas of marketing, including Internet marketing. For fiscal year 2015, Ms. Barnhill’s salary remained set at $120,000. During fiscal year 2015, Ms. Barnhill received a $3,400 discretionary bonus, which was earned during the prior fiscal year but paid during the 2015 fiscal year.

Appointed as our Chief Financial Officer on March 18, 2013, Mr. Remis receives an annual base salary of $139,000 and was entitled to a discretionary first fiscal year bonus of at least $5,000 pursuant to an employment offer letter. During fiscal year 2014, Mr. Remis was paid $117,788 as his salary was prorated based on his start date. He was also paid a discretionary bonus of $4,600. During fiscal year 2015, Mr. Remis was paid $139,000 salary plus $3,400 for his discretionary first fiscal year bonus and a $3,000 discretionary bonus approved by the Compensation Committee for additional professional services rendered over and beyond his normal scope of duties.

During fiscal years 2015 and 2014, the Compensation Committee kept the base salary for Mr. Berg, our Executive Vice President, at $98,000, which was reduced to $81,533 and $58,226, respectively, by reducing the number of hours worked per year due to the economic environment. During fiscal year 2014, Mr. Berg was paid a $10,000 discretionary bonus for successfully negotiating the refinancing of our properties. During fiscal year 2015, Mr. Berg was paid $500 as a discretionary bonus for successfully negotiating the refinancing of our properties. In addition, during fiscal year 2015, we compensated Berg Investment Advisors, of which Mr. Berg is the owner, $10,000 for successfully negotiating the refinancing of our properties. Of this $10,000 payment, $7,000 was paid to Berg Investment Advisors during fiscal year 2015 with the remaining $3,000 paid during the first quarter of our 2016 fiscal year.

Performance-Based Cash Bonuses

Our executive officers are eligible to receive cash bonuses under the General Manager Bonus Plan equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region. The general managers receive a bonus based on the achievement of budgeted gross operating profit (total revenues less operating expenses) (“GOP”) at their hotel on a quarterly and annual basis. Under the plan, if the hotel’s actual quarterly and annual GOP exceeds the budgeted GOP, each general manager is eligible for a potential maximum annual bonus of $20,000, consisting of a potential maximum quarterly bonus of $2,000 per quarter and a potential maximum year-end bonus of $12,000.

Quarterly General Manager GOP Bonus Potential:

Percentage of Budgeted Quarterly GOP Achieved	Cash Bonus

Less than 95%	$0
95%	$500
98%	$1,000
102%	$1,500
106% or more	$2,000

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Year-End General Manager GOP Bonus Potential:

Percentage of Budgeted Annual GOP Achieved	Cash Bonus

Less than 95%	$0
95%	$1,000
98%	$2,000
102%	$5,000
106%	$9,000
108% or more	$12,000

In fiscal year 2015, each of our executive officers received an annual cash bonus equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region, in addition to the discretionary bonuses described above. The general manager aggregate cash bonuses for fiscal year 2015 were as follows:

Period	GM Aggregate Cash Bonus

First Quarter	$4,500
Second Quarter	$5,500
Third Quarter	$4,000
Fourth Quarter	$4,750
Year End	$20,000

Accordingly, each of our executive officers received a cash bonus of $3,875 for fiscal year 2015, of which $1,875 was paid during fiscal year 2015. For fiscal year 2014, each of our executive officers received a cash bonus of $400 as a quarterly incentive bonus pursuant to the General Manager Bonus Plan.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life insurance and a 401(k) plan. We also have a mandatory matching contribution for our 401(k) plan. We do not have a pension plan. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as our other employees.

Effective February 5, 2015, our Board of Trustees adopted, subject to shareholder approval, the InnSuites Hospitality Trust 2015 Equity Incentive Plan (the “2015 Plan”), under which up to 1,600,000 Shares of Beneficial Interest of the Trust are authorized to be issued pursuant to grants of stock options, stock appreciation rights, restricted shares, restricted share units and other awards. The purpose of the 2015 Plan and the awards described below is to promote the interests of the Trust and its shareholders by providing certain employees and members of the Board of Trustees, who are largely responsible for the management and growth of the subsidiary of the Trust, IBC Hotels, LLC, with incentives and rewards to encourage them to continue in the service of the Trust.

On February 5, 2015, pursuant to the 2015 Plan, our Board of Trustees granted to Ms. Barnhill, Vice Chairperson of the Board of Trustees, President and Chief Operating Officer of the Trust and Founder and President of IBC Hotels, LLC (“IBC Hotels”), a four-year option to purchase 1,000,000 Shares of Beneficial Interest of the Trust at an exercise price of $3.50 per share, exercisable to the extent the option vests and GAAP pre-tax profits of IBC Hotels are greater than or equal to the performance objectives described in the stock option agreement. The Compensation Committee believes choose to provide Ms. Barnhill 1,000,000 options as she is leading our IBC Hotels efforts and if our stock price significantly exceeds the exercise price, we believe that it will be based on the IBC Hotels success. The option vests one-third each on May 17, 2016, February 5, 2017 and February 5, 2018, subject to the achievement of performance objectives of the GAAP pre-tax profits of IBC Hotels being equal to or in excess of $60,000 for the fiscal year ending January 31, 2016, $200,000 for the fiscal year ending January 31, 2017, and $400,000 for the fiscal year ending January 31, 2018. The options are subject to shareholder approval of the 2015 Plan.

On April 24, 2015, pursuant to the 2015 Plan, our Board of Trustees granted to each of Mr. Wirth, Chairman of the Board of Trustees and Chief Executive Officer of the Trust, Mr. Berg, Executive Vice President and Trustee, and Mr. Remis, Chief Financial Officer of the Trust, a four-year option to purchase of 60,000 Shares of Beneficial Interest of the Trust at an exercise price of $3.50 per share, exercisable to the extent the option vests and GAAP pre-tax profits of IBC Hotels are greater than or equal to the performance objectives described in the stock option agreement. The number of options provided to each of these Officers was based on the combination of their length of InnSuites employment and their direct involvement in IBC Hotels. The options have the same terms as Ms. Barnhill’s option described above and are subject to shareholder approval of the 2015 Plan.

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Fiscal Year 2015 Summary Compensation Table

The table below shows individual compensation information paid to our executive officers for our fiscal years ended January 31, 2015 and 2014:

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(1)(2)		Total ($)

James F. Wirth,	2015	$64,908	$0	$1,875	$500		$67,283
Chief Executive Officer	2014	$90,818	$0	$400	$500		$91,718

Adam B. Remis,	2015	$139,000	$6,400	$1,875	$500		$147,775
Chief Financial Officer	2014	$117,788	$4,600	$400	$500		$123,288

Marc E. Berg,	2015	$81,533	$500	$1,875	$12,900	(4)	$91,408
Executive Vice President	2014	$58,226	$4,600	$400	$0		$68,626

Pamela J. Barnhill(2),	2015	$121,000	$3,400	$1,875	$11,707		$137,982
Vice Chairperson, President and Chief Operating Officer	2014	$119,208	$4,600	$400	$3,198		$127,406

(1) Matching contributions made under our 401(k) plan to our executive officers with a maximum of $500 per calendar year are included in the “All Other Compensation” column.

(2) Ms. Barnhill was the account name holder for the Trust’s corporate purchase cards as described in the “Certain Transactions – Guarantees” section below. The corporate purchase cards provide American Express Membership Rewards to Ms. Barnhill. For the fiscal years ended January 31, 2015 and 2014, Ms. Barnhill received 1,120,758 and 269,782 American Express Membership Rewards, respectively, with an estimated value of $11,207 and $2,698, respectively, which amounts are included in the “All Other Compensation” column.

(3) Amounts reflect cash bonuses paid to executive officers under the General Manager Bonus Plan, which bonuses are equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region, in a fiscal year.

(4) Berg Investment Advisors, which is owned by Mr. Berg, was compensated $12,900 for successfully negotiating the refinancing of our properties. Of this $10,000 payment, $7,000 was paid during fiscal year 2015.

During fiscal years 2015 and 2014, we did not issue any Shares to our executive officers and did not grant any stock options or any other equity-based awards. None of our executive officers owned any stock options, or had any outstanding unvested Shares, as of January 31, 2015.

Indemnification Agreements

We have entered into indemnification agreements with all of our executive officers and Trustees. The agreements provide for indemnification against all liabilities and expenses reasonably incurred by an officer or Trustee in connection with the defense or disposition of any suit or other proceeding, in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, because of his or her position at the Trust. There is no indemnification for any matter as to which an officer or Trustee is adjudicated to have acted in bad faith, with willful misconduct or reckless disregard of his or her duties, with gross negligence, or not in good faith in the reasonable belief that his or her action was in our best interests. We may advance payments in connection with indemnification under the agreements. The level of indemnification is to the full extent of the net equity based on appraised and/or market value of the Trust.

Potential Payments Upon Change in Control

We do not have employment agreements with our executive officers. Upon a change in control, our 1997 Stock Incentive and Option Plan provides for the acceleration of vesting of restricted Shares. However, if a change in control had occurred on January 31, 2015, none of our executive officers would have received any payment under the Plan upon a change in control because none had any awards outstanding as of that date.

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Fiscal Year 2015 Trustee Compensation

The table below shows individual compensation information for our non-employee Trustees for our fiscal year ended January 31, 2015. Compensation information for Messrs. Wirth and Berg and Ms. Barnhill, who do not receive additional compensation for their service as Trustees, is included in the Summary Compensation Table above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Cynthia Ketcherside	$0	$9,486	$9,486
Leslie T. Kutasi	$0	$9,060	$9,060
Larry Pelegrin	$0	$9,060	$9,060
Steven S. Robson	$0	$9,060	$9,060

(1) The dollar amounts shown in the “Stock Awards” column reflect the aggregate grant date fair value of restricted Shares computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions we made in valuing restricted Shares, see Note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in the notes to our consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended January 31, 2015 and 2014.

We compensate our non-employee Trustees for their services through grants of restricted Shares. On February 1, 2014, we issued 6,000 restricted Shares (with the aggregate grant date fair value of $9,060 per grant) to each non-employee Trustee as compensation for services rendered during fiscal year 2015, except as set forth below. As compensation for Ms. Ketcherside’s services during our fiscal year 2015, we issued 5,145 restricted Shares on March 24, 2014, the day that Ms. Ketcherside joined our Board of Trustees, with the aggregate grant date fair value of $9,486. The aggregate grant date fair value of these Shares is shown in the table above. These restricted Shares vested in equal monthly amounts during our fiscal year 2015. As of January 31, 2015, Messrs. Kutasi, Pelegrin and Robson and Ms. Ketcherside did not hold any unvested Shares. As compensation for our fiscal year 2016, on February 5, 2015, we issued 6,000 additional restricted Shares (with the aggregate grant date fair value of $16,080 per grant) to each of Messrs. Kutasi and Robson and Ms. Ketcherside, and 3,000 additional restricted Shares (with the aggregate grant fair value of $8,040 per grant) to Mr. Pelegrin, which Shares will vest in equal monthly amounts during our fiscal year ending on January 31, 2016. Mr. Pelegrin will not continue as Trustee following the Annual Meeting.

We do not pay our Trustees an annual cash retainer, per meeting fees or additional compensation for serving on a Committee or as a Committee Chair.

Certain Transactions

Management and Licensing Agreements

The Trust directly manages the Hotels through the Trust’s wholly-owned subsidiary, InnSuites Hotels. Under the management agreements, InnSuites Hotels manages the daily operations of the Hotels and the three hotels owned by affiliates of Mr. Wirth. All Trust managed Hotel expenses, revenues and reimbursements among the Trust, InnSuites Hotels and RRF Limited Partnership (the “Partnership”) have been eliminated in consolidation. The management fees for the Hotels and the three hotels owned by Mr. Wirth are 2.5% of room revenue and a monthly accounting fee of $2,000 per hotel. These agreements have no expiration date and may be cancelled by either party with 90-days written notice in the event the property changes ownership. In fiscal years 2015 and 2014, InnSuites Hotels received aggregate fees of $278,210 and $194,605, respectively, for management of the three hotels owned by affiliates of Mr. Wirth. The Trust charges management fees to related parties. For the nine fiscal months ending October 31, 2015, aggregate fees were $171,028. Mr. Wirth sold one of the three hotels in March 2015 and we anticipate the aggregate fees to decrease in the future.

The Trust also provides the use of the “InnSuites” trademark to the Hotels and the three hotels owned by affiliates of Mr. Wirth through the Trust’s wholly-owned subsidiary, InnSuites Hotels, at no additional charge.

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Restructuring Agreements

Albuquerque Suite Hospitality Restructuring Agreement

On July 22, 2010, the Board of Trustees unanimously approved, with Mr. Wirth abstaining, for the Partnership to enter into an agreement with Rare Earth Financial, LLC (“Rare Earth”), an affiliate of Mr. Wirth, to sell units in Albuquerque Suite Hospitality, LLC (the “Albuquerque entity”), which owns and operates the Albuquerque, New Mexico hotel property. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase at least 49% of the membership interests in the Albuquerque entity and the parties agreed to restructure the operating agreement of the Albuquerque entity. A total of 400 units were available for sale for $10,000 per unit, with a two-unit minimum subscription. On September 24, 2010, the parties revised the Amended and Restated Operating Agreement to name Rare Earth as the administrative member of the Albuquerque entity in charge of the day-to-day management.

On December 9, 2013, the Trust entered into an updated restructuring agreement with Rare Earth to allow for the sale of additional interest units in the Albuquerque entity for $10,000 per unit. Under the updated restructuring agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 150 (and potentially up to 190 if the overallotment is exercised) units. Under the terms of the updated restructuring agreement, the Trust agreed to hold at least 50.1% of the outstanding units in the Albuquerque entity, on a post-transaction basis, and intends to maintain this minimum ownership percentage through the purchase of units under this offering. The Board of Trustees approved this restructuring on December 9, 2013. The units in the Albuquerque entity are allocated to three classes with differing cumulative discretionary priority distribution rights through December 31, 2015. Class A units are owned by unrelated third parties and have first priority for distributions. Class B units are owned by the Trust and have second priority for distributions. Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Albuquerque entity. Priority distributions of $700 per unit per year are cumulative until December 31, 2015; however, after December 31, 2015 Class A unit holders continue to hold a preference on distributions over Class B and Class C unit holders.

If certain triggering events related to the Albuquerque entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members. In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C. After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes. Rare Earth received a restructuring fee of $128,000, conditioned upon and arising from the sale of the first 100 units in the Albuquerque entity following the December 31, 2013 restructuring. The Albuquerque entity plans to use its best efforts to pay the discretionary priority distributions. The Trust does not guarantee and is not otherwise obligated to pay the cumulative discretionary priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the Albuquerque, New Mexico property.

During the twelve months ended January 31, 2015, there were 45.5 Class A units of the Albuquerque entity sold, 55.5 Class B units sold and 8.5 Class C units sold at $10,000 per unit. As of January 31, 2015, the Trust held a 50.82% ownership interest, or 279 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 1.64% interest, or nine Class C units, and other parties held a 47.54% interest, or 261 Class A units. As of January 31, 2015, the Albuquerque entity had discretionary Priority Return payments to unrelated unit holders of approximately $183,000, to the Trust of approximately $195,000, and to Mr. Wirth and his affiliates of approximately $6,000 per year payable quarterly for calendar year 2015. As of January 31, 2015, Mr. Wirth purchased a total of eight Class C units in the Albuquerque entity at $10,000 per unit. Mr. Wirth was paid $1,298 in discretionary priority returns for the fiscal year ended January 31, 2015 related to these units.

During the six months ended July 31, 2015, there were no Class A, Class B or Class C units of the Albuquerque entity sold. As of July 31, 2015, the Trust held a 50.91% ownership interest, or 279 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 0.55% interest, or 3 Class C units, and other third parties held a 48.54% interest, or 266 Class A units. As of July 31, 2015, the Albuquerque entity has discretionary Priority Return payments to unrelated unit holders of approximately $186,000, to the Trust of approximately $195,000, and to Mr. Wirth and his affiliates of approximately $2,000 per year payable quarterly for calendar year 2016.

Tucson Hospitality Properties Restructuring Agreement

On February 17, 2011, the Partnership entered into a restructuring agreement with Rare Earth to allow for the sale of non-controlling interest units in Tucson Hospitality Properties, LP (the “Tucson entity”), which operates the Tucson Oracle hotel property, then wholly-owned by the Partnership. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 250 units, which represents approximately 41% of the outstanding limited partnership units in the Tucson entity, on a post-transaction basis, and the parties agreed to restructure the limited partnership agreement of the Tucson entity. The Board of Trustees approved this restructuring on January 31, 2011.

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On October 1, 2013, the Partnership entered into an updated restructured limited partnership agreement with Rare Earth to allow for the sale of additional interest units in the Tucson entity for $10,000 per unit. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 160 (and potentially up to 200 if the overallotment is exercised) units. Under the terms of the updated restructuring agreement, the Partnership agreed to hold at least 50.1% of the outstanding limited partnership units in the Tucson entity, on a post-transaction basis, and intends to maintain this minimum ownership percentage through the purchase of units under this offering. The Board of Trustees approved this restructuring on September 14, 2013. The limited partnership interests in the Tucson entity are allocated to three classes with differing cumulative discretionary priority distribution rights through June 30, 2016. Class A units are owned by unrelated third parties and have first priority for distributions. Class B units are owned by the Partnership and have second priority for distributions. Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Tucson entity. Priority distributions of $700 per unit per year are cumulative until June 30, 2016; however, after June 30, 2016 Class A unit holders continue to hold a preference on distributions over Class B and Class C unit holders.

If certain triggering events related to the Tucson entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members. In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C. After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes. Rare Earth also received a restructuring fee of $128,000, conditioned upon and arising from the sale of the first 100 units in the Tucson entity following the October 1, 2013 restructuring. The Tucson entity plans to use its best efforts to pay the discretionary priority distributions. The Trust does not guarantee and is not otherwise obligated to pay the cumulative discretionary priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the Tucson, Arizona property.

During the twelve months ended January 31, 2015, there were 9.5 Class A units of the Tucson entity sold, of which 1 Class A unit was purchased from Rare Earth, and 9 Class B units sold at $10,000 per unit. As of January 31, 2015, the Partnership held a 51.01% ownership interest, or 404 Class B units, in the Tucson entity, Mr. Wirth and his affiliates held a 1.39% interest, or 11 Class C units, and other parties held a 47.60% interest, or 377 Class A units. As of January 31, 2014, the Partnership held a 51.00% ownership interest, or 395 Class B units, in the Tucson entity, Mr. Wirth and his affiliates held a 1.55% interest, or 12 Class C units, and other parties held a 47.45% interest, or 367.5 Class A units. As of January 31, 2015, the Tucson entity had discretionary Priority Return payments to unrelated unit holders of approximately $264,000 to the Partnership of approximately $283,000 and to Rare Earth of approximately $8,000 per year payable quarterly for calendar years 2015 and 2016.

During the six months ended July 31, 2015, there were no Class A, Class B or Class C units sold of the Tucson entity. As of July 31, 2015 and January 31, 2015, the Partnership held a 51.01% ownership interest, or 404 Class B units, in the Tucson entity, Mr. Wirth and his affiliates held a 1.39% interest, or 11 Class C units, and other parties held a 47.60% interest, or 377 Class A units. As of July 31, 2015, the Tucson entity has discretionary Priority Return payments to unrelated unit holders of approximately $264,000, to the Partnership of approximately $283,000 and to Rare Earth of approximately $8,000 per year payable quarterly for calendar year 2016.

Ontario Hospitality Properties Restructuring Agreement

On February 29, 2012, the Trust and Partnership entered into a restructuring agreement with Rare Earth to allow for the sale of non-controlling interest units in Ontario Hospitality Properties, LP (the “Ontario entity”) for $10,000 per unit, which operates the Ontario hotel property, then wholly-owned by the Partnership. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 250 units, which represents approximately 49% of the outstanding partnership units in the Ontario entity, on a post-transaction basis, and the parties agreed to restructure the limited partnership agreement of the Ontario entity. The Board of Trustees approved this restructuring on February 1, 2012. Under the restructured limited partnership agreement, Rare Earth became a general partner of the Ontario entity along with the Trust and Partnership.

On March 1, 2014, the Trust and Partnership entered into an updated restructuring agreement with Rare Earth to allow for the sale of additional interest units in the Ontario entity for $10,000 per unit. Under the updated restructuring agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 235 (and potentially up to 275 if the overallotment is exercised) units. Under the terms of the updated restructuring agreement, the Partnership agreed to hold at least 50.1% of the outstanding limited partnership units in the Ontario entity, on a post-transaction basis, and intends to maintain this minimum ownership percentage through the purchase of units under this offering. The Board of Trustees approved this restructuring on March 24, 2014. The limited partnership interests in the Ontario entity are allocated to three classes with differing cumulative discretionary priority distribution rights through March 31, 2017. Class A units are owned by unrelated third parties and have first priority for distributions. Class B units are owned by the Trust and have second priority for distributions. Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Ontario entity. Priority distributions of $700 per unit per year are cumulative until December 31, 2015; however, after March 31, 2017 Class A unit holders continue to hold a preference on distributions over Class B and Class C unit holders.

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If certain triggering events related to the Ontario entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members. In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C. After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes. Rare Earth also received a restructuring fee of $128,000, conditioned upon and arising from the sale of the first 100 units in the Ontario entity following the March 1, 2014 restructuring. The Ontario entity is required to use its best efforts to pay the priority distributions. The Trust does not guarantee and is not otherwise obligated to pay the cumulative priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the Ontario, California property.

During the twelve months ended January 31, 2015, there were 109 Class A units of the Ontario entity sold, 84 Class B units sold and 20 Class C units sold at $10,000 per unit. As of January 31, 2015, and after the recognition of upward adjustments to certain of the unit holders, the Partnership held a 51.71% ownership interest, or 498 Class B units, in the Ontario entity, Mr. Wirth and his affiliates held a 3.64% interest through Rare Earth, or 35 Class C units, and other parties held a 44.65% interest, or 430 Class A units. As of January 31, 2014, the Partnership held a 61.55% ownership interest, or 392.7 Class B units, in the Ontario entity, Mr. Wirth and his affiliates held a 1.57% interest through Rare Earth, or 10 Class C units, and other parties held a 36.83% interest, or 235 Class A units. As of January 31, 2015 the Ontario entity had discretionary Priority Return payments to unrelated unit holders of approximately $349,000, to the Partnership of approximately $301,000 and to Rare Earth of approximately $25,000 per year payable quarterly for calendar years 2015, 2016 and 2017.

During the six months ended July 31, 2015, there was one Class A unit of the Ontario entity sold at $10,000 per unit, no Class B units sold, and no Class C units sold. As of July 31, 2015, the Partnership held a 51.65% ownership interest, or 498 Class B units, in the Ontario entity, Mr. Wirth and his affiliates held a 3.63% interest through Rare Earth, or 35 Class C units, and other parties held a 44.72% interest, or 431.25 Class A units. As of July 31, 2015 the Ontario entity has discretionary Priority Return payments to unrelated unit holders of approximately $302,000, to the Partnership of approximately $349,000 and to Rare Earth of approximately $25,000 per year payable quarterly for calendar years 2016 and 2017.

Yuma Hospitality Properties Restructuring Agreement

On October 24, 2014, the Trust and Partnership entered into a restructuring agreement with Rare Earth to allow for the sale of non-controlling interest units in Yuma Hospitality Properties, Limited Partnership (the “Yuma entity”) for $10,000 per unit, which operates the Yuma hotel property, then wholly-owned by the Trust. Prior to the agreement there were 750 units outstanding and as a result of the agreement, an additional 50 units were created for sale. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 398 units, which represents approximately 49% of the outstanding partnership units in the Yuma entity, on a post-transaction basis, and the parties agreed to restructure the limited partnership agreement of the Yuma entity. The Board of Trustees approved this restructuring on October 24, 2014. Under the restructured limited partnership agreement, Rare Earth became a general partner of the Yuma entity along with the Trust and Partnership.

The limited partnership interests in the Yuma entity are allocated to three classes with differing cumulative discretionary priority distribution rights through January 31, 2020. Class A units are owned by unrelated third parties and have first priority for distributions. Class B units are owned by the Trust and have second priority for distributions. Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Yuma entity. Priority distributions of $700 per unit per year are cumulative until January 31, 2020. After January 31, 2020, all Partnership Interests will share equally in all distributions.

If certain triggering events related to the Yuma entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members. In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C. After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes. Rare Earth will receive a restructuring fee of $350,000, conditioned upon and arising from the sale of the first 150 units in the Yuma entity following the October 24, 2014 restructuring. The Trust has paid out $85,000 of the $350,000 restructuring fee and accrued the remaining $265,000 at January 31, 2015. The $265,000 was paid in March 2016. The Yuma entity is required to use its best efforts to pay the priority distributions. The Trust does not guarantee and is not otherwise obligated to pay the cumulative priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the Yuma, Arizona property.

During the twelve months ended January 31, 2015, there were 210.10 Class A units of the Yuma entity sold at $10,000 per unit, of which 160.10 were sold from the Trust and the remaining 50 units were newly issued units. As of January 31, 2015, the Trust held a 73.61% ownership interest, or 588.90 Class B units, in the Yuma entity, Mr. Wirth and his affiliates held a 0.13% interest, or 1 Class C unit, and other parties held a 26.26% interest, or 210.10 Class A units. As of January 31, 2015, the Yuma entity had discretionary Priority Return payments to unrelated unit holders of approximately $147,000, to the Trust of approximately $412,000, and to Rare Earth of approximately $1,000 per year payable quarterly for calendar years 2015, 2016, 2017, 2018, 2019 and 2020.

During the six months ended July 31, 2015, there were 81.90 Class A units sold and 12 Class C units sold of the Yuma entity sold at $10,000 per unit, all of which were sold from the Trust. As of July 31, 2015, the Trust held a 61.88% ownership interest, or 495 Class B units, in the Yuma entity, Mr. Wirth and his affiliates held a 1.63% interest, or 13 Class C units, and other parties held a 36.50% interest, or 292 Class A units. As of July 31, 2015, the Yuma entity has discretionary Priority Return payments to unrelated unit holders of approximately $204,000, to the Trust of approximately $347,000 and to Rare Earth of approximately $9,000 per year payable quarterly for calendar years 2016, 2017, 2018, 2019 and 2020.

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Tucson Saint Mary’s Suite Hospitality Restructuring Agreement

On April 24, 2015, the Trust and the Partnership entered into a restructuring agreement with Rare Earth to allow for the sale of non-controlling interest units in Tucson Saint Mary’s Suite Hospitality LLC (the “Tucson St. Mary’s entity”) for $10,000 per unit, which operates one of the Tucson, Arizona hotel properties, then wholly-owned by the Partnership. Under the agreement, the Partnership agreed to either purchase or bring in other investors to purchase up to 350 units, which represents approximately 50.07% of the outstanding partnership units, on a post-transaction basis, and the parties agreed to restructure the limited liability agreement of the Tucson, Arizona entity. The Board of Trustees approved this restructuring on April 24, 2015. Under the restructured limited liability agreement, the Partnership was confirmed as the Administrative Member of the Tucson St. Mary’s entity but Rare Earth could be elected in the future as Administrative Member without consent of the Partnership. All membership interests are entitled to receive priority distributions annually of $700 per $10,000 Interest from May 15, 2015 through April 20, 2020. Priority distributions are paid first to Class A interests, second to Class B interests, third to Class C interests and are cumulative. After April 30, 2020, all membership interests will be entitled to annual distributions of $700 per $10,000 interest, which will be cumulative. Subject to shareholder approval, the holders of Class A units may convert all of part of their investment at any time up to January 31, 2018 into 2,857 Shares of Beneficial Interest for each $10,000 interest subject to shareholder approval and other required approvals (“conversion feature”). Thereafter each $10,000 interest is convertible into 2,500 Shares of Beneficial Interest of the Trust. On May 30, 2015, the restructuring agreement was amended to clarify the requirement that the shareholders must approve the conversion feature which is not perfunctory. In addition, Management and the Board of Trustees are evaluating the legal and accounting implications and the conversion feature.

During the six months ended July 31, 2015, there were 64 Class A units sold and 100 Class C units sold of the Tucson St. Mary’s entity. As of July 31, 2015, the Partnership held a 68.09% ownership interest, or 350 Class B units, in the Tucson St. Mary’s entity, Mr. Wirth and his affiliates held a 19.46% interest, or 100 Class C units, and other parties held a 12.45% interest, or 64 Class A units. As of July 31, 2015, the Tucson St. Mary’s entity has discretionary Priority Return payments to unrelated unit holders of approximately $45,000, to the Partnership of approximately $245,000 and to Rare Earth of approximately $70,000 per year payable quarterly for calendar years 2016, 2017, 2018, 2019 and 2020.

Financing Arrangements and Guarantees

As of January 31, 2015, the Trust had a revolving bank line of credit agreement, with a credit limit of $600,000, which bore interest at the prime rate plus 1.00% per annum with a 6.0% rate floor (6.0% as of January 31, 2015), had no financial covenants and was to mature on June 23, 2015. On July 7, 2015, the line of credit was changed to a four-year non-revolving note payable with a lower variable interest rate of Wall Street Journal Prime Rate plus a margin of 1% with a floor rate of 5.5%, maturing on July 3, 2019 and monthly payments of $13,978.08. All other terms and conditions of the line of credit were not materially changed. The line is secured by a junior security interest in the Yuma, Arizona property and the Trust’s trade receivables. Mr. Wirth is a guarantor on the line of credit. The Trust had drawn funds of $125,000 and $583,000 on this line of credit as of January 31, 2015 and January 31, 2014, respectively. The largest outstanding balance on the line of credit was $600,000 during fiscal year 2015 and fiscal year 2014.

Mr. Wirth has also guaranteed 100% of the Trust’s Tucson St. Mary’s mortgage note payable of $4,861,936 as of January 31, 2015 (and $5,039,946 as of January 31, 2014). The note is due in variable monthly installments ($29,776 as of January 31, 2015 and January 31, 2014), including interest at prime rate (3.25% per year as of January 31, 2015 and January 31, 2014), through April 28, 2015, plus a balloon payment of $4,812,244 in April 2015. The note is secured by our Tucson St. Mary’s property with a carrying value of $7.3 million as of January 31, 2015 (and $7.5 million as of January 31, 2014). The mortgage note payable secured by the Tucson St. Mary’s hotel property contains recourse provisions to the Partnership and Trust as full guarantors. On October 14, 2015 the Tucson St Mary’s property was sold to a third party and this mortgage was paid off by the sale proceeds.

On January 1, 2012, Tucson Hospitality Properties LLP, a subsidiary of the Trust, entered into a $1,000,000 Demand/Revolving Line of Credit/Promissory Note or Note Receivable with Rare Earth, depending on whether amounts are due to or due from Rare Earth. The Demand/Revolving Line of Credit/Promissory Note or Note Receivable bears interest at 7.0% per annum, is interest only quarterly and was set to mature on January 31, 2015. The Demand/Revolving Line of Credit/Promissory Note or Note Receivable was amended on July 1, 2014 to extend the maturity date to March 31, 2015 and increase the maximum borrowing capacity from $1,000,000 to $1,400,000 which has now expired pursuant based on its terms. The Demand/Revolving Line of Credit/Promissory Note or Note Receivable was further amended on October 27, 2014 to increase the maximum borrowing capacity from $1,400,000 to $2,000,000. As of March 31, 2015, the Demand/Revolving Line of Credit/Promissory Note or Note Receivable has been paid in full. No prepayment penalty existed on the Demand/Revolving Line of Credit/Promissory Note or Note Receivable. When the Note was in effect, the balance fluctuated significantly through the periods. Related party interest expense for the Demand/Revolving Line of Credit/Promissory Note for the twelve months ended January 31, 2015 and 2014 was $42,912 and $10,360, respectively. Related party interest income for the Note Receivable for the fiscal year ended January 31, 2015 and 2014 was $2,661 and $2,014, respectively.

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On December 1, 2014, the Trust entered into a $1,000,000 net maximum Demand/Revolving Line of Credit/Promissory Note with Rare Earth. The Demand/Revolving Line of Credit/Promissory Note bears interest at 7.0% per annum, is interest only quarterly and matures on December 31, 2017. No prepayment penalty exists on the Demand/Revolving Line of Credit/Promissory Note. The balance fluctuates significantly throughout the periods. The Demand/Revolving Line of Credit/Promissory Note has a net maximum borrowing capacity of $1,000,000. Related party interest expense for the Demand/Revolving Line of Credit/Promissory Note for the fiscal year ended January 31, 2015 and 2014 was $659 and $0, respectively.

The above Demand/Revolving Line of Credit/Promissory Notes were presented together as one line item on the Trust’s balance sheet and totaled a payable of $541,710 and $331,390 at January 31, 2015 and 2014, respectively. The above Demand/Revolving Line of Credit/Promissory Notes together totaled a payable of $108,270 at July 31, 2015.

On July 23, 2013, the Trust entered into a Corporate Card Agreement (“Corporate Purchase Cards”) with American Express Travel Related Services Company, Inc. The Corporate Card Agreement distributed a total of nine purchase cards - one to each of the five respective Hotels, one to the Trust, and one to each of the three respective hotels owned by affiliates of James F. Wirth. The Corporate Purchase Cards, with a total limit of $300,000, includes insignificant annual fees and $0 of interest per annum. Payments are due monthly. The Corporate Card Agreement may be cancelled by either party with 30-days written notice. Ms. Barnhill, the Trust’s President and Vice Chairperson and daughter of Mr. Wirth, initiated the nine purchase cards. As of January 31, 2015 and 2014, the Trust’s portion of the Corporate Purchase Cards balance was approximately $157,000 and $139,000, respectively.

On November 24, 2014, the Tucson Oracle entity, entered into a $3,500,000 mortgage loan with Kansas State Bank of Manhattan to acquire the land associated with this property, re-finance the existing Tucson hotel loan first deed of trust and pay off other existing debt. This new loan lowered the interest rate for this property’s mortgage from 8.0% to 4.19%. The $3,500,000 commercial real estate loan has a 15 year term with 4.19% fixed interest rate for five years, and adjusts annually based upon the Weekly Average Yield of the US Treasury Securities, with a 4.19% floor. The loan closed simultaneous to the land purchase. Rare Earth, the Partnership, the Trust, the Wirth Family Trust dated July 14, 2006, James and Gail Wirth are joint guarantors. As of January 31, 2015, the mortgage loan balance was approximately $3,462,000, net of a discount of approximately $8,000. Prior to the purchase of the land associated with the Tucson Oracle property, the Tucson Oracle entity was a party to a ground lease that was set to expire in 2050, and incurred approximately $154,000 and $188,000 of land lease expense for the fiscal years ended January 31, 2015 and 2014, respectively.

On August 22, 2014, the Ontario entity, a subsidiary of the Trust, entered into a $5,700,000 mortgage loan with Arizona Bank & Trust (the “AZB&T Agreement”) to refinance the then existing term debt. The AZB&T Agreement calls for a 10 year maturity date and an interest rate of 4.75% fixed for the first five years and then variable at Wall Street Journal Prime + 1.50% with a 4.75% floor for the remaining 5 years of the term. James and Gail Wirth are joint guarantors. Prepayment fees exist for refinancing this debt with another lender in the first three years. As of January 31, 2015, the mortgage loan balance was approximately $5,580,000, net of a discount of approximately $48,000.

On September 25, 2013, the Trust entered into a revenue sharing agreement with independent Lodging Industry Association (“ILIA”). In 2014, Ms. Barnhill, President and Vice Chairperson of the Trust, became President of ILIA. The revenue sharing agreement states that of the 10% IBC Hotel fees collected from ILIA hotels, 3% will be remitted back to ILIA from February, 2015 through June, 2015, 2% will be remitted back to ILIA from July, 2015 through December, 2015, and 1% will be remitted back to ILIA from January, 2016 through June, 2016. As of January 31, 2015 and January 31, 2014, no fees have been remitted or accrued related to the ILIA revenue sharing agreement and during the current fiscal year ending January 31, 2016, no fees have been remitted or accrued related to the ILIA revenue sharing agreement.

Private Placement

On October 7, 2015, the Trust entered into a Securities Purchase Agreement with certain purchasers, including Rare Earth, for the sale of an aggregate of 440,000 Shares of Beneficial Interest, at a purchase price of $2.50 per share, for the gross aggregate proceeds of $1,100,000 to the Trust. Rare Earth purchased 200,000 Shares on the same terms and conditions as the other purchasers. The transaction was approved by the Board and the Audit Committee.

Other Related Party Transactions

As of January 31, 2015, the Trust paid Berg Investment Advisors, of which Marc Berg, our Executive Vice President and a Trustee, is the owner, $12,900 for additional consultative services rendered by Mr. Mark Berg, the Trust’s Executive Vice President.

Compensation Information

For information regarding compensation of our executive officers, see “Compensation of Trustees and Executive Officers” in this proxy statement.

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Review, Approval or Ratification of Transactions with Related Parties

The Board of Trustees has adopted a Related Party Transactions Policy, which establishes procedures for reviewing transactions between us and our Trustees and executive officers, their immediate family members, entities with which they have a position or relationship, and persons known to us to be the beneficial owner of more than 5% of our Shares of Beneficial Interest. These procedures help us evaluate whether any related person transaction could impair the independence of a Trustee or presents a conflict of interest on the part of a Trustee or executive officer. First, the related party transaction is presented to our executive management, including our Chief Financial Officer. Our Chief Financial Officer then discusses the transaction with our outside counsel, as needed. Lastly, the Audit Committee and the members of the Board of Trustees who do not have an interest in the transaction review the transaction and, if they approve, pass a resolution authorizing the transaction. In determining whether to approve a related party transaction, the Audit Committee and the members of the Board of Trustees consider whether the terms of the related party transaction are fair to the Trust on the same basis as would apply if the transaction did not involve a related party; whether there are business reasons for the Trust to enter into the related party transaction; whether the related party transaction would impair the independence of the outside Trustee; whether the related party transaction would present an improper conflict of interest for any Trustee or executive officer of the Trust, taking into account the size of the transaction, the overall financial position of the trustee, executive officer or related party, the direct or indirect nature of the Trustee’s, executive officer’s or other related party interest in the transaction and the ongoing nature of any proposed relationship; and any other factors the Audit Committee and members of the Board of Trustees deem relevant. Our Related Party Transactions Policy is available in the Corporate Governance portion of our website at www.innsuitestrust.com. The information on our website is not a part of this proxy statement.

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Certain Information Concerning the Trust

Ownership of Shares

The following table shows the persons who were known to us to be beneficial owners of more than five percent of our outstanding Shares of Beneficial Interest, together with the number of Shares of Beneficial Interest owned beneficially by each Trustee, nominee for Trustee, and executive officer, and the Trustees, nominees for Trustee and executive officers as a group. The percentages in the table are based on 8,762,819 Shares of Beneficial Interest issued and outstanding as of November 24, 2015. Unless otherwise specified, each person has sole voting and investment power of the Shares of Beneficial Interest that he or she beneficially owns.

Greater-than-Five-Percent Beneficial Owners and
Beneficial Ownership of Trustees, Nominees and Executive Officers

Executive Officers	Shares of Beneficially Owned(1)	Percentage of Outstanding Shares
James F. Wirth(2)	5,089,632	61.55%
James F. Wirth(2)	5,289,632	60.36%
Pamela J. Barnhill(3)	263,534	3.19%
Marc E. Berg	60,255	*
Cynthia Ketcherside	11,145	*
Leslie T. Kutasi	18,000	*
Larry Pelegrin(4)	100,870	1.17%
Adam B. Remis	0	0
Steven S. Robson	296,723	1.25%
Ronnie Chase	0	0.00%
Trustees, Nominees and Executive Officers as a group (nine persons)	6,040,159	68.93%

*	Less than one percent (1.0%).
(1)	Pursuant to the SEC’s rules, “beneficial ownership” includes Shares that may be acquired within 60 days following November 24, 2015. However, none of the individuals listed in the table had the right to acquire any Shares within the 60-day period.
(2)	All Shares are owned jointly by Mr. Wirth and his spouse, except for 1,838,476 Shares that are voted separately by Mr. Wirth, 1,239,078 Shares that are voted separately by Mrs. Wirth, and 200,000 Shares held by Rare Earth, whose managing member is Mr. Wirth. Mr. Wirth has pledged 1,133,673, and Mrs. Wirth has pledged 340,343, of these Shares as security. Wirth, his spouse and children own directly and indirectly all 3,407,938 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of our Board of Trustees. Mr. Wirth’s business address is 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020.
(3)	Includes 24,098 Shares held by minor children. Ms. Barnhill has pledged 239,436 shares.
(4)	Mr. Pelegrin, a Trustee, has shared voting power and shared investment power with respect to all of his Shares. Mr. Pelegrin will not continue as Trustee following the Annual Meeting.

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The following table provides information about our equity compensation plans (other than qualified employee benefits plans and plans available to shareholders on a pro rata basis) as of January 31, 2015:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	0	$	N/A	1,000,000	(1)

Equity compensation plans not approved by security holders	None		None	None

(1) We have 1,000,000 options available for future grants under our 1997 Stock Incentive and Option Plan.

Selection of Independent Auditors

Our consolidated financial statements as of and for the fiscal years ended January 31, 2015 and 2014 were audited by Semple, Marchal & Cooper, LLP. On August 31, 2015, the Audit Committee has appointed HMCPA Accountancy Corporation to serve as our independent registered public accountants for the interim periods after August 31, 2015 and for the fiscal year ending January 31, 2016. A representative from HMCPA Accountancy Corporation is expected to be present at the Annual Meeting and each representative will have the opportunity to make a statement if they desire to do so.

Former Independent Registered Public Accounting Firm

On August 31, 2015, the Trust notified Semple, Marchal & Cooper LLP that the Trust had selected another independent registered public accounting firm effective immediately. The Audit Committee and the Board of Trustees were unanimous in their decision. The Trust has authorized Semple, Marchal & Cooper LLP to respond fully to the inquiries of the successor accountant.

The reports of Semple, Marchal & Cooper LLP on the Trust’s financial statements for the fiscal years ended January 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Trust’s financial statements for the fiscal years ended January 31, 2015 and 2014, and in the subsequent interim periods through August 31, 2015, there were no disagreements with Semple, Marchal & Cooper LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Semple, Marchal & Cooper LLP, would have caused Semple, Marchal & Cooper LLP to make reference to the matter in its report. In connection with the review of the Trust’s financial statements for the interim period after August 31, 2015, there were no disagreements with HMCPA Accountancy Corporation on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of HMCPA Accountancy Corporation, would have caused HMCPA Accountancy Corporation to make reference to the matter in its report.

In connection with the audits of the Trust’s financial statements for the fiscal years ended January 31, 2015 and 2014, and in the subsequent interim periods through October 15, 2015, there were no “reportable events” as that term is defined in Item 304(a)(i)(v) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”).

The Trust provided Semple, Marchal & Cooper LLP with a copy of the foregoing disclosures included in the Trust’s Current Report on Form 8-K filed with the SEC on September 3, 2015 (the “Form 8-K”) and requested Semple, Marchal & Cooper LLP to furnish the Trust with a letter addressed to the SEC stating whether or not it agrees with those disclosures. A copy of the letter furnished pursuant to that request was filed as Exhibit 16.1 to the Form 8-K.

New Independent Registered Public Accounting Firm

On August 31, 2015, the Trust appointed HMCPA Accountancy Corporation as the Trust’s new independent registered public accounting firm. During the fiscal years ended January 31, 2015 and 2014, and during all subsequent interim periods through August 31, 2015, the Trust did not consult HMCPA Accountancy Corporation regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Trust’s financial statements or any matter that was the subject of a “disagreement” with its former accountants or a “reportable event” as those terms are defined in Item 304 of Regulation S-K.

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Audit Fees & Services

Audit Fees

For the fiscal year ended January 31, 2016, we anticipate to pay HMCPA Accountancy Corporation up to $46,000, plus travel and administrative expenses, for professional services rendered for the audit of our annual financial statements and $7,500 for each quarterly review of our interim financial statements in our Forms 10-Q for fiscal quarters ended after August 31, 2015.

The aggregate fees billed and paid for services rendered by Semple, Marchal & Cooper LLP for the audit of our fiscal year ended January 31, 2015, the review of our interim financial statements in our Forms 10-Q and services provided in connection with regulatory filings was $117,500. As of October 31, 2015, the aggregate fees paid for services rendered by Semple, Marchal & Cooper LLP for the review of our interim financial statements in our Forms 10-Q and services provided in connection with regulatory filings for the period after January 31, 2015 and through August 31, 2015 was $18,487 with an anticipated amount to be paid of $6,452.

The aggregate fees billed and paid for services rendered by Semple, Marchal & Cooper, LLP for the audit of our fiscal year ended January 31, 2014, the review of our interim financial statements in our Forms 10-Q and services provided in connection with regulatory filings was $148,000.

Audit-Related Fees

No additional fees were billed for audit related services rendered by HMCPA Accountancy Corporation and Semple, Marchal & Cooper, LLP for the fiscal years ended January 31, 2015 and 2014.

We paid $42,733 to Semple, Marchal & Cooper, LLP for professional services rendered for the audit of the financial statements of Fort Worth / Dallas Suite Hospitality Partnership, dba Hotel Trinity (“Hotel Trinity”), for the period ended January 31, 2014, as the Trust planned to purchase 51% partnership interest in Hotel Trinity.

Tax Fees

We did not use either HMCPA Accountancy Corporation or Semple, Marchal & Cooper, LLP for tax compliance, tax advice and planning services for the tax fiscal years ending January 31, 2015 and 2014 and for our interim financial statements.

All Other Fees

Semple, Marchal & Cooper, LLP and HMCPA Accountancy Corporation did not render other services, and there were no other fees billed by these firms for fiscal years ended January 31, 2015 and 2014.

Our Audit Committee has considered and determined that the provision of these services is compatible with the auditors maintaining their independence from us.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee pre-approves all fees for services performed by our independent auditors, currently HMCPA Accountancy Corporation. Unless a type of service our independent auditors provided received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Since May 6, 2003, the effective date of the SEC’s rules requiring Audit Committee pre-approval of audit and non-audit services performed by our independent auditors, all of the services provided by our independent auditors were approved in accordance with these policies and procedures.

Other Matters

The Trustees know of no matters to be presented for action at the Annual Meeting other than those described in this proxy statement. Should other matters properly come before the Annual Meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

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Other Information

Shareholder Proposals

If a shareholder intends to present a proposal at the 2016 Annual Meeting of Shareholders, it must be received by us for consideration for inclusion in our proxy statement and form of proxy relating to that meeting on or before August 4, 2016 unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case the deadline for submission of shareholder proposals will be a reasonable time before we begin to print and send proxy materials. A shareholder who wishes to present a proposal at the 2016 Annual Meeting of Shareholders, but does not wish to have that proposal included in our proxy statement and form of proxy relating to that meeting, must notify us of the proposal before October 18, 2016 unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case we must receive a notice of the proposal a reasonable time before we send proxy materials. Shareholders should submit their proposals to InnSuites Hospitality Trust, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020, Attention: Secretary. If notice of the proposal is not received by us by the date specified herein, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to that proposal.

By order of the Board of Trustees

/s/ MARC E. BERG
November 30, 2015	Secretary

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Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

InnSuites Hospitality Trust

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints MARC E. BERG and ADAM B. REMIS as proxies, each with the full power to act without the other and to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated herein, all the Shares of Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned at the close of business on November 24, 2015 at the Annual Meeting of Shareholders to be held at the InnSuites Hospitality Trust Corporate Offices, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020 on December 22, 2015, at 10:00 A.M., local time, or at any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given to vote or act with respect to such Shares and ratifies and confirms all actions which the proxy holders or their substitutes may take in accordance with the instructions on this proxy. Please sign, date and return this proxy whether or not you plan to attend the meeting. You may nevertheless vote in person if you attend.

Signature

Signature (if held jointly)

Number of Shares of Beneficial Interest Held

IMPORTANT NOTE TO SHAREHOLDERS: Please sign exactly as your shares are registered. When shares are held in joint name, both owners should sign. When signing as attorney, executor, trustee, administrator, guardian, or in any other fiduciary or representative capacity, please give your full name and title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card, when executed, will vote all shares held in all capacities.

Dated: ________________, 2015

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

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YOUR VOTE IS IMPORTANT

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN
THE ENCLOSED POSTAGE-PAID ENVELOPE SO YOUR SHARES MAY BE
REPRESENTED AT THE 2015 ANNUAL MEETING OF SHAREHOLDERS.

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

INNSUITES HOSPITALITY TRUST	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

1. Election of Trustees:

	FOR	AGAINST	ABSTAIN

(a) Marc E. Berg	[ ]	[ ]	[ ]

(b) Ronnie Chase	[ ]	[ ]	[ ]

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

(CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

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